UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2012

OSHKOSH CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

P.O. Box 2566, Oshkosh, Wisconsin 54903

(Address of principal executive offices, including zip code)

(920) 235-9151

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                              Entry into a Material Definitive Agreement.

On July 13, 2012, Oshkosh Corporation (the “Company”) entered into a First Amendment (the “Amendment”) to its Credit Agreement, dated as of September 27, 2010, among the Company, various subsidiaries of the Company party thereto as borrowers and various lenders and agents party thereto (such credit agreement, prior to giving effect to the Amendment, the “Credit Agreement”).

The Amendment reduces the specified margin for borrowings under the Credit Agreement subject to the LIBOR interest rate from a range of 2.25% to 3.50% per annum to a range of 1.50% to 2.50% per annum.  The Amendment also reduces the specified margin for borrowings under the Credit Agreement subject to the base interest rate from a range of 1.25% to 2.50% per annum to a range of 0.50% to 1.50% per annum.

The Amendment reduces the initial maximum aggregate amount of availability under the revolving credit facility provided for by the Credit Agreement from $550 million to $525 million maturing in October 2015.  The Amendment also updates the amortization schedule for the term loan facility provided for by the Credit Agreement to give effect to prior prepayments the Company has made. The outstanding amount of the term loan facility is currently $455 million.  Pursuant to the Amendment, the term loan facility will be due in quarterly principal installments of $16.25 million commencing December 31, 2013 with a balloon payment in an amount equal to the then remaining outstanding balance of the term loan facility due at maturity in October 2015.

The Amendment reduces the unused commitment fee payable by the Company from a range of 0.40% to 0.50% per annum of the average daily unused portion of the aggregate revolving credit commitments under the Credit Agreement to a range of 0.25% to 0.50% per annum of the average daily unused portion of the aggregate revolving credit commitments under the Credit Agreement as amended by the Amendment.  The Amendment also reduces the fee payable by the Company with respect to the maximum amount available to be drawn for each letter of credit issued and outstanding under the Credit Agreement from a range of 1.125% to 3.50% per annum to a range of 0.75% to 2.50% per annum.

The Amendment modifies the restricted payments covenant in the Credit Agreement. Under the Amendment, so long as no event of default exists under the Credit Agreement as amended by the Amendment or would result from such payment and so long as, after giving effect to such dividend or distribution on a pro forma basis, the Company would be permitted to incur at least $1.00 of additional indebtedness under the Credit Agreement as so amended, the Company may pay dividends and other distributions in an aggregate amount (excluding the amount of any permitted restricted payments under the Credit Agreement as so amended) not exceeding the sum of:

(i)                                     $484.956 million; plus

(ii)                                  50% of the consolidated net income of the Company and its subsidiaries (or if such consolidated net income shall be a deficit, minus 100% of such deficit), accrued on a cumulative basis during the period (taken as one accounting period) beginning on April 1, 2012 and ending on the last day of the fiscal quarter immediately preceding the date of the applicable proposed dividend or distribution; plus

(iii)                               100% of the aggregate net proceeds (including the fair market value of property other than cash, as determined in good faith by the Company) received by the Company subsequent to March 31, 2012 either (A) as a contribution to the Company’s common equity capital or (B) from the issuance and sale of the Company’s equity interests, including equity interests issued upon the conversion of indebtedness or redeemable equity interests of the

Company and equity interests issued in connection with the exercise of options, warrants or other rights to purchase such equity interests (other than, in each case, equity interests issued or sold to a subsidiary of the Company).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment filed herewith as Exhibit 4.1 and incorporated herein by reference and the Credit Agreement, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated September 29, 2010.

Item 3.03.                                                   Material Modification to Rights of Security Holders.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 9.01.                                                   Financial Statements and Exhibits.

(a)                                  Not applicable.

(b)                                 Not applicable.

(c)                                  Not applicable.

(d)                                 Exhibits. The following exhibit is being filed herewith:

(4.1)                         First Amendment to Credit Agreement, dated as of July 13, 2012, among Oshkosh Corporation and various lenders and agents party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: July 16, 2012	By:	/s/ David M. Sagehorn
David M. Sagehorn
Executive Vice President, Chief Financial Officer

OSHKOSH CORPORATION

Exhibit Index to Current Report on Form 8-K

Dated July 13, 2012

Exhibit
Number

(4.1)	First Amendment to Credit Agreement, dated as of July 13, 2012, among Oshkosh Corporation and various lenders and agents party thereto.